Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT, dated as of June 30, 2010, by and among Ezenia! Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on Schedule A hereto (collectively, the “Stockholders”).

WHEREAS, the Stockholders are the beneficial owners of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”);

WHEREAS, by letter dated December 22, 2009, North & Webster Value Opportunities Fund, LP (“NW Fund”) provided notice to the Company of its intention to nominate two (2) nominees (and reserved the right to nominate additional nominees) for election to the Board of Directors of the Company (the “Stockholder Nomination”) at the Company’s 2010 annual meeting of stockholders (the “2010 Annual Meeting”);

WHEREAS, the Company and its Board of Directors (the “Board”) have determined that the interests of the Company and its stockholders would be best served at this time by, among other things, avoiding a proxy solicitation contest in connection with the 2010 Annual Meeting and the substantial expense and disruption that may result therefrom; and

WHEREAS, subject to this Agreement, NW Fund intends to withdraw the Stockholder Nomination and refrain from contesting the election of directors at the 2010 Annual Meeting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                            Representations.

(a)                                            Binding Agreement; Authority.  The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.  Each of the Stockholders represents and warrants that this Agreement has been duly authorized, executed and delivered by such Stockholder, and is a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b)                                           Share Ownership of Common Stock.  Each of the Stockholders hereby represents and warrants that, as of the date hereof, it and its Affiliates and Associates (as such terms are hereinafter defined) are the “beneficial owners” (as such term is hereinafter defined) of the shares of Common Stock set forth opposite their respective names on Schedule A hereto (the “Shares”), and that neither such Stockholder nor such Stockholder’s Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other shares of Common Stock.  The Stockholders further represent and warrant that no Stockholder is a party to any agreement, arrangement or understanding with any third party with respect to the securities, management or control of the Company other than as described in the Schedule 13D, as amended through the date hereof, filed by the Stockholders with the Securities and Exchange Commission (the “SEC”) with regard to their ownership of the Shares.

(c)                                            Defined Terms.  For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

Section 2.                                            Information Rights.

(a)                                            Operating Budget and Monthly Reports.  Prior to the execution of this Agreement, the Company has provided the Stockholders with a copy of the Company’s operating budget for fiscal year 2010 (the “Operating Budget”), which such Operating Budget is attached hereto as Schedule B.  As soon as practicable, but in any event within fifteen (15) days after the end of each month from June through November 2010, the Company shall provide to Samuel A. Kidston, on behalf of the Stockholders (the “Stockholder Representative”), a report as of the last day of such month regarding the progress of the Company against the Operating Budget for the fiscal year to date (each a “Monthly Report”), which Monthly Report shall be in substantially the form attached hereto as Schedule C.  The Stockholders acknowledge and agree that the amounts in any such Monthly Report (i) shall be based solely on the books and records of the Company as of the last day of such month and (ii) shall not have been audited and/or reviewed by the Company’s independent auditors and, therefore, such amounts may be subject to change based upon the completion of the Company’s quarterly financial reporting processes and review by the Company’s independent auditors.

(b)                                           Year-End Report.  On or before January 10, 2011, the Company shall provide the Stockholder Representative with a final Monthly Report comparing the Company’s actual operating performance for fiscal year 2010 against the Operating Budget (the “Year-End Report”).  The Stockholders acknowledge and agree that the amounts in the Year-End Report (i) shall be based solely on the books and records of the Company as of December 31, 2010 and (ii) shall not have been audited and/or reviewed by the Company’s independent auditors and, therefore, such amounts may be subject to change based upon the completion of the Company’s year-end financial reporting processes and the audit of the Company’s financial statements by the Company’s independent auditors.

(c)                                  Performance Metrics.  The Company and the Stockholders agree that, for purposes of this Agreement, the Company shall be deemed to have met the Operating Budget for fiscal year 2010 if the Company has achieved in good faith both the revenue and operating income targets (as determined in accordance with generally accepted accounting principles applied on a consistent basis) set forth in the Operating Budget for the full fiscal year (such revenue and operating income targets are referred to herein as the “Performance Metrics”).   The determination as to whether the Company has met the Operating Budget for purposes of Section 3(c) and Section 5 of this Agreement shall be made based upon the Year-End Report.  The Company shall promptly notify the Stockholder Representative of any changes to the Year-End Report based upon the audit of the Company’s financial statements for fiscal year 2010 to the extent that such changes result in (x) the Company not meeting the Operating Budget when the Year-End Report had indicated that the Operating Budget had been met or (y) the Company meeting the Operating Budget when the Year-End Report had indicated that the Operating Budget had not been met (it being understood and agreed that the calculation of the Performance Metrics based upon the Company’s audited financial statements shall be final and binding upon all parties).  As promptly as practicable following delivery of the notice, if any, referenced in clause (x) of the preceding sentence, the Company shall take the actions in Section 3(c) and Section 5 below; and as promptly as practicable following delivery of the notice, if any, referenced in clause (y) of the preceding sentence, the Stockholder Nominee (as defined below) shall resign from the Board.

(d)                                           Nature of Information.  Any information provided to the Stockholders (through the Stockholder Representative or otherwise) pursuant to this Section 2 shall be subject to the non-disclosure agreement, dated as of June 9, 2010, by and among the Company and NW Fund (the “Confidentiality Agreement”), and each Stockholder agrees to abide by the terms of the Confidentiality Agreement with respect to such information.  Each Stockholder further acknowledges and agrees that such Stockholder and its Affiliates and Associates are aware that the information provided to the Stockholders (through the Stockholder Representative or otherwise) pursuant to this Section 2, including, without limitation, the Monthly Reports and the Year-End Report, may contain material, non-public information about the Company, and such Stockholder hereby acknowledges and agrees that such Stockholder and its Affiliates and Associates may not purchase or sell any securities of the Company while in possession of such information.

Section 3.                                            Board Appointments.

(a)                                            Board Expansion and Appointments.  Promptly after the execution of this Agreement, the size of the Board shall be increased from five (5) to seven (7) directors and Peter Janke and Larry Snyder shall be appointed as Class I directors, to hold office until the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”) and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

(b)                                           Board Size.  The size of the Board shall not be increased to more than seven (7) directors at any time before the 2011 Annual Meeting, except as otherwise provided in Section 3(c) below.  If a vacancy in the Board shall occur and the Board wishes to appoint a director to fill such vacancy prior to January 10, 2011, then (i) the Stockholder Representative shall have a reasonable opportunity to interview such director candidate prior to such appointment and (ii) such director candidate shall not be appointed to the Board without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  If a Stockholder Nominee is appointed to the Board in accordance with Section 3(c) below, then for the period commencing on January 10, 2011 through the date of the 2011 Annual Meeting, (x) the Stockholder Nominee shall have a reasonable opportunity to interview any director candidate proposed by the Board to fill a vacancy prior to such appointment and (y) such director candidate shall not be appointed to the Board without the prior written consent of the Stockholder Nominee, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, the parties acknowledge and agree that any rights of the Stockholders and the Stockholder Representative pursuant to this Section 3(b) shall terminate immediately upon the Company meeting the Operating Budget as set forth in the Year-End Report.

(c)                                            Appointment of Stockholder Nominee.  If the Company fails to meet the Operating Budget as set forth in the Year-End Report and the Stockholders continue to beneficially own at least 500,000 Shares as of the date of delivery of such Year-End Report (such number of Shares to be measured without effect of any stock split, reverse stock split or other recapitalization of the Company which may occur after the date hereof), then no later than January 10, 2011, the size of the Board shall be increased by one (1) director and the Board shall appoint Samuel A. Kidston or another nominee of the Stockholders to fill such vacancy (the “Stockholder Nominee”).  The Stockholder Nominee shall serve as a Class II director, to hold office until the Company’s 2012 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.  If the Stockholders wish to nominate someone other than Mr. Kidston to fill this director seat, then the Stockholder Representative shall provide written notice to the Company no later than December 15, 2010, which notice shall include the name and address of the potential nominee and information about such nominee substantially equivalent to that which would be required in a proxy statement pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  The Nominating Committee of the Board shall have a reasonable opportunity to interview such director candidate prior to such appointment, and such director candidate shall not be appointed to the Board without the approval of the Nominating Committee, which approval shall not be unreasonably withheld, conditioned or delayed.  As a condition to appointment to the Board, the Stockholder Nominee shall agree in writing to be bound by the terms and conditions of the Company’s policies applicable to directors generally, including, without limitation, the Company’s Code of Ethics and Insider Trading Policy.

(d)                                           Observer Rights.  During September 2010, representatives of the Board shall meet with the Stockholder Representative to discuss the possibility of having the Stockholder Representative attend meetings of the Board in a non-voting observer capacity through January 10, 2010 (it being understood and agreed that the decision as to whether to provide the Stockholder Representative with observer rights shall be in the sole and absolute discretion of the Board).

Section 4.                                            2010 Annual Meeting.

(a)                                            Withdrawal of Stockholder Nomination.  Effective as of the execution of this Agreement, NW Fund hereby withdraws the Stockholder Nomination, and NW Fund will hereafter take all steps necessary to cease, and to cause the other Stockholders to cease, all efforts to nominate or elect NW Fund’s nominees to the Board in connection with the 2010 Annual Meeting.

(b)                                           Voting.  The Stockholders shall cause all Shares beneficially owned by them, and/or their Affiliates and Associates, as of the record date for the 2010 Annual Meeting, to be present for quorum purposes at the 2010 Annual Meeting and any adjournments or postponements thereof.  The Stockholders agree that, in connection with the election of directors at the 2010 Annual Meeting, any Shares held by the Stockholders and/or their Affiliates and

Associates shall be cast for or withheld from each director nominee in the same proportion as the votes cast for and withheld by all holders of Shares other than the Stockholders and/or their Affiliates and Associates.

(c)                                            Further Assurances.  The Stockholders further agree to take all action reasonably necessary to carry out the intention of this Section 4, including, without limitation, delivering to the Company upon its written request executed proxies naming the proxies appointed by the Company for all shares of Common Stock beneficially owned by the Stockholders and/or their Affiliates and Associates as of the record date for the 2010 Annual Meeting to be voted in accordance with this Agreement.

(d)                                           Report of Results.  In accordance with the requirements of Item 5.07 of Form 8-K under the Exchange Act, the Company shall report the results of the voting of stockholders at the 2010 Annual Meeting within two (2) business days following the Annual Meeting, including a separate tabulation of the votes cast for or withheld for each director nominee and the number of broker non-votes.

Section 5.                                            Board Initiatives.

(a)                                            Discussion of Fundamentals.  If a Stockholder Nominee joins the Board in accordance with Section 3(c), then during the first quarter of fiscal year 2011, the Board shall meet and discuss the following matters:  (i) the composition and size of the Board and the terms of the directors; (ii) the composition of management, including possible terminations and additions; (iii) the strategic alternatives that may be available to the Company; and (iv) a three-year strategic operating plan for the Company.  The Stockholder Nominee shall prepare the agenda for and chair this portion of the applicable Board meeting or meetings.  If requested by the Stockholder Nominee, resolutions concerning these matters shall be prepared and presented to the Board, and the Board shall vote upon such matters if motion is made by the Stockholder Nominee (it being understood and agreed that the decision as to whether to approve any such matter shall be in the sole and absolute discretion of the Board).

(b)                                           Strategic Operating Plan.   Without limiting the generality of Section 5(a)(iv) above, if a Stockholder Nominee joins the Board in accordance with Section 3(c), then management of the Company shall develop a three-year strategic operating plan, which such plan shall be delivered to the Board for review and discussion in January 2011.  The Board shall meet as promptly as practicable thereafter to discuss and assess the viability of such strategic operating plan, with the Stockholder Nominee to chair this portion of the applicable Board meeting or meetings.  If requested by the Stockholder Nominee, resolutions concerning such strategic operating plan shall be prepared and presented to the Board, and the Board shall vote upon such matters if motion is made by the Stockholder Nominee (it being understood and agreed that the decision as to whether to approve any such matter shall be in the sole and absolute discretion of the Board).

Section 6.                                            Standstill Arrangements.  Each of the Stockholders agrees that, during the period from the date of this Agreement through January 10, 2011 (the “Standstill Period”) and except as otherwise expressly provided herein, neither it nor any of its Affiliates or Associates will, without the written consent of the Company, directly or indirectly, solicit, request, advise, assist or knowingly encourage others to (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consent to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act); (c) seek to control the management, the Board or policies of the Company; (d) nominate any persons as a director of the Company or propose any matter to be voted on by stockholders of the Company; (e) take any action which would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing.  The Stockholders also agree during the Standstill Period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).  For the avoidance of doubt, the foregoing provisions of this paragraph shall not restrict the Stockholders’ ability to nominate any persons as a director of the Company, or propose any other matter to be voted on by stockholders of the Company, at the 2011 Annual Meeting.

Section 7.                                            Press Releases and Other Public Statements.  During the Standstill Period, the Company and the Stockholders agree as follows:

(a)                                            The Company agrees, subject to the requirements of applicable federal securities laws, to provide the Stockholder Representative with an opportunity to review and comment on any press release, public filing, or letter to the Company’s stockholders containing statements about the Stockholders, prior to its public release.

(b)                                           The Stockholders agree, subject to the requirements of applicable federal securities laws, to provide the Company with an opportunity to review and comment on any press release, public filing, or letter to the Company’s stockholders containing statements about the Company, prior to its public release.

(c)                                            The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by the Company and the Stockholder Representative.

(d)                                           Neither the Company nor any of the Stockholders, nor any of their Affiliates or Associates, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement or statement (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages or in any way reflects adversely or detrimentally upon such other party or any of such other party’s respective past, present or future general partners, directors, officers or employees

(recognizing that this provision shall not prohibit any private, confidential comment made directly to the other party’s officers, directors or counsel).

Section 8.                                            Reimbursement of Expenses.  The Company will reimburse NW Fund for its reasonable out-of-pocket fees and expenses actually incurred on or before the date hereof in connection with its planned proxy solicitation and the negotiation and execution of this Agreement in an aggregate amount not to exceed $15,000.  The Company will make such reimbursement payments to NW Fund within ten (10) days of receiving reasonable documentation evidencing such expenses.  All other fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement shall be borne by such party.

Section 9.                                            Remedies.  Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity.

Section 10.                                      Entire Agreement.  This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 11.                                      Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) one (1) day after being sent by nationally recognized overnight carrier to the address set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Ezenia! Inc.

14 Celina Avenue, Suite 17-18

Nashua, NH 03063

Attention:  Chief Executive Officer

Facsimile:  (603) 880-4795

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention:	Joseph L. Johnson III
Lisa R. Haddad
Facsimile:	(617) 523-1231

If to the Stockholder Representative or any Stockholder:

North & Webster, LLC

10 Tower Office Park, Suite 420

Woburn, MA 01801

Attention:  Samuel A. Kidston

Facsimile:

With a copy (which shall not constitute notice) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention:  Andrew M. Freedman

Facsimile:  (212) 451-2222

Section 12.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.  Each of the parties, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees not to commence any action, suit or proceeding related thereto except in such courts.  Each of the parties, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.

Section 13.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.                                      No Presumption Against Draftsman.  Each of the undersigned parties hereby acknowledges that the undersigned parties fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

Section 15.                                      Assignability.  This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

Section 16.                                      No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 17.                                      Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Settlement Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

EZENIA! INC.

By:	/s/ Thomas McCann
Name: Thomas McCann
Title: Chief Financial Officer

NORTH & WEBSTER VALUE OPPORTUNITIES FUND, LP

By:	North & Webster, LLC,
Its General Partner

By:	/s/ Samuel A. Kidston
Name: Samuel A. Kidston
Title: Managing Member

NORTH & WEBSTER, LLC

By:	/s/ Samuel A. Kidston
Name: Samuel A. Kidston
Title: Managing Member

/s/ Samuel A. Kidston
Samuel A. Kidston

/s/ James Bussone
James Bussone

Schedule A

Stockholders and Stock Ownership

	Number of Shares		Number of Shares
Stockholder	Held Beneficially		Held of Record

North & Webster Value Opportunities Fund, LP	598,157		100,000

North & Webster, LLC	738,157	*	0

Samuel A. Kidston	738,157	*	0

James Bussone	0		0

*Includes the 598,157 Shares held by North & Webster Value Opportunities Fund, LP and 140,000 Shares held in managed accounts over which North & Webster, LLC has voting and dispositive power.

Schedule B

2010 Operating Budget

Ezenia! Inc.

2010 Operating Budget

			1st Half			2nd Half
	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst
	Q1	Q2	FY10	Q3	Q4	FY10	FY10
Revenues
Total Revenues	783,000	973,000	1,756,000	1,319,006	1,660,998	2,980,004	4,736,004

Cost of Goods Sold:
Total Cost of Goods Sold	275,525	285,608	561,133	345,610	419,252	764,863	1,325,996

Gross Profit:
Total Gross Profit	507,475	687,392	1,194,867	973,396	1,241,746	2,215,141	3,410,008

Total Operating Expenses	1,152,784	1,035,960	2,188,744	977,310	951,960	1,929,271	4,118,014

Operating Income/(Loss)	(645,309)	(348,568)	(993,877)	(3,915)	289,785	285,871	(708,006)

Interest-Other Income/(Expense)	6,000	6,000	12,000	6,000	6,000	12,000	24,000

Income before taxes	$(639,309)	$(342,568)	$(981,877)	$2,085	$295,785	297,871	$(684,006)

Schedule C

Form of Monthly Report

			Fcst
	Fcst	Fcst	Year to	Original
	Month	Quarter	Date	Fcst

Revenues
Total Revenues				$4,736,004

Cost of Goods Sold:
Total Cost of Goods Sold				1,325,996

Gross Profit:
Total Gross Profit				3,410,008

Operating Expenses
Total Operating Expenses				4,118,014

Operating Income/(Loss)				(708,006)

Interest-Other Income/(Expense)				24,000

Income before taxes				$(684,006)